Exhibit (k)(ii)(a)

AMENDMENT FIVE

This amendment (the “Amendment”) between the parties signing below (the “Parties”) amends the Existing Agreement as of May 8, 2024:

Term	Means
“Existing Agreement”	The Services Agreement between SS&C and Funds dated July 14, 2023, as amended
“SS&C”	SS&C Technologies, Inc. SS&C GIDS, Inc.
“Funds”	Each of the Funds listed in Schedule C of the Existing Agreement

Except as amended hereby, all terms of the Existing Agreement remain in full force and effect. This Amendment includes the amendments in Schedule A and general terms in Schedule B.

IN WITNESS WHEREOF, the Parties have executed this Amendment by their duly authorized representatives.

SS&C Technologies, Inc. SS&C GIDS, Inc.		Manulife Private Credit Plus Fund

By:	/s/ Bhagesh Malde	By:	/s/ Salvatore Schiavone
Name:	Bhagesh Malde	Name:	Salvatore Schiavone
Title:	Authorized Signatory	Title:	Treasurer

Manulife Private Credit Fund		John Hancock Asset-Based Lending Fund

By:	/s/ Salvatore Schiavone	By:	/s/ Salvatore Schiavone
Name:	Salvatore Schiavone	Name:	Salvatore Schiavone
Title:	Assistant Treasurer	Title:	Treasurer

Manulife Private Credit Subsidiary Fund LLC		John Hancock Multi Asset Credit Fund

By:	/s/ Salvatore Schiavone	By:	/s/ Salvatore Schiavone
Name:	Salvatore Schiavone	Name:	Salvatore Schiavone
Title:	Assistant Treasurer	Title:	Treasurer

Manulife Private Credit Fund SPV LLC

By:	/s/ Salvatore Schiavone
Name:	Salvatore Schiavone
Title:	Assistant Treasurer

Schedule A to this Amendment

Amendments

The Existing Agreement is amended as follows:

1.	John Hancock Multi Asset Credit Fund and Manulife Private Credit Fund SPV LLC are each added as a Party, and Schedule C is deleted in its entirety and replaced with new Schedule C attached hereto.

Schedule B to this Amendment

General Terms

1.	Capitalized terms not defined herein shall have the meanings given to them in the Existing Agreement.

2.

The Parties’ duties and obligations are governed by and limited to the express terms and conditions of this Amendment, and shall not be modified, supplemented, amended or interpreted in accordance with, any industry custom or practice, or any internal policies or procedures of any Party. This Amendment (including any attachments, schedules and addenda hereto), along with the Existing Agreement, as amended, contains the entire agreement of the Parties with respect to the subject matter hereof and supersedes all previous communications, representations, understandings and agreements, either oral or written, between the Parties with respect thereto.

3.

This Amendment may be executed in counterparts, each of which when so executed will be deemed to be an original. Such counterparts together will constitute one agreement. Signatures may be exchanged via facsimile or electronic mail and signatures so exchanged shall be binding to the same extent as if original signatures were exchanged.

4.

This Amendment and any dispute or claim arising out of or in connection with it, its subject matter or its formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the laws of the same jurisdiction as the Existing Agreement.

SCHEDULE C

FUNDS

Fund	Domicile	Structure
Fund Group 1
Manulife Private Credit Fund	Delaware Statutory Trust
Manulife Private Credit Subsidiary Fund LLC	Delaware, US, limited liability company	Subsidiary
Manulife Private Credit Fund SPV LLC	Delaware, US, limited liability company	Subsidiary
Fund Group 2
Manulife Private Credit Plus Fund	Massachusetts Business Trust
John Hancock Asset-Based Lending Fund	Massachusetts Business Trust
John Hancock Multi Asset Credit Fund	Massachusetts Business Trust